U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Ortenzio                      Rocco                    A.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

          4716 Old Gettysburg Road, P. O. Box 2034
--------------------------------------------------------------------------------
                                    (Street)

  Mechanicsburg                    PA                  17055
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Select Medical Corporation - NASDAQ (SLMC)


________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     May 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Executive Chairman
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value               5/01/02        M               70,000      (A)    $6.08
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               5/02/02        M               87,500      (A)    $6.08
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               5/03/02        M               98,000      (A)    $6.08
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               5/06/02        M                3,500      (A)    $6.08
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               5/08/02        M                5,200      (A)    $6.08
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               5/15/02        M                3,500      (A)    $6.08
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               5/17/02        M                3,500      (A)    $6.08
$.01 per share
====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Non-qualified Stock  $6.08   5/1/02   M               70,000 (1)      12/14/08 Common    70,000
Options (right to buy)                                                         Stock
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified Stock  $6.08   5/2/02   M               87,500 (1)      12/14/08 Common    87,500
Options (right to buy)                                                         Stock
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified Stock  $6.08   5/3/02   M               98,000 (1)      12/14/08 Common    98,000
Options (right to buy)                                                         Stock
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified Stock  $6.08   5/6/02   M                3,500 (1)      12/14/08 Common     3,500
Options (right to buy)                                                         Stock
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified Stock  $6.08   5/8/02   M                5,200 (1)      12/14/08 Common     5,200
Options (right to buy)                                                         Stock
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified Stock  $6.08   5/15/02  M                3,500 (1)      12/14/08 Common     3,500
Options (right to buy)                                                         Stock
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified Stock  $6.08   5/17/02  M                3,500 (1)      12/14/08 Common     3,500           279,200   (D)
Options (right to buy)                                                         Stock
====================================================================================================================================

Explanation of Responses:
(1)  All options granted are now vested and immediately exercisable.


   /s/  Rocco A. Ortenzio                                      6/10/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                      Select Medical Corporation - NASDAQ (SLMC)
Rocco A. Ortenzio                                                       May 2002
4716 Old Gettysburg Road, P. O. Box 2034
Mechanicsburg, PA  17055

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned (cont.)
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value               5/01/02        S(2)            70,000      (D)    $16.00
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               5/02/02        S(2)            78,260      (D)    $16.00
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               5/02/02        S(2)             9,240      (D)    $16.0225
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               5/03/02        S(2)            10,500      (D)    $16.00
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               5/03/02        S(2)             3,500      (D)    $16.02
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               5/03/02        S(2)             8,750      (D)    $16.025
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               5/03/02        S(2)            17,500      (D)    $16.03
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               5/03/02        S(2)            21,000      (D)    $16.04
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               5/03/02        S(2)            21,000      (D)    $16.06
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               5/03/02        S(2)             8,750      (D)    $16.10
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               5/03/02        S(2)             7,000      (D)    $16.15
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               5/06/02        S(2)             3,500      (D)    $16.00
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               5/08/02        S(2)             5,200      (D)    $16.01
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               5/15/02        S(2)             3,500      (D)    $16.00
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value               5/17/02        S(2)             3,500      (D)    $16.00   2,087,736      (D)
$.01 per share
====================================================================================================================================

                                      Select Medical Corporation - NASDAQ (SLMC)
                                                                        May 2002
Rocco A. Ortenzio
4716 Old Gettysburg Road, P. O. Box 2034
Mechanicsburg, PA  17055


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned (cont.)
================================================================================

                                                                                                     6.
                                                      4.                            5.             Owner-
                                                      Securities Acquired (A) or    Amount of      ship
                                         3.           Disposed of (D)               Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)           Beneficially   Direct    Nature of
                           2.            Code         ---------------------------   Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)           of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price  (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)           and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                                                               2,120(3)     (I)       By R.A. Ortenzio Family
$.01 per share                                                                                               Partnership, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                                                              10,500        (I)       By Self as Life Tenant,
$.01 per share                                                                                               Robert A. Ortenzio,
                                                                                                             remainderman
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                                                              10,500        (I)       By Self as Life Tenant,
$.01 per share                                                                                               Martin J. Ortenzio,
                                                                                                             remainderman
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                                                              10,500        (I)       By Self as Life Tenant,
$.01 per share                                                                                               John M. Ortenzio,
                                                                                                             remainderman
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                                                               5,200        (I)       By Spouse
$.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                                                             246,857(4)     (I)       By Select Healthcare
$.01 per share                                                                                               Investors I, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                                                               1,907(5)     (I)       By Select Investments I
$.01 per share
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                                                               8,168(6)     (I)       By Select Investments
$.01 per share                                                                                               III, L.P.
====================================================================================================================================

(2) The sales reported in this Form 4 were effected pursuant to a Rule 10b5-1 trading plan adopted on December 21, 2001.

(3) These shares are directly owned by the R.A. Ortenzio Family Partnership, L.P., of which Mr. Ortenzio is a general partner.

(4) These shares are directly owned by Select Healthcare Investors I, L.P. Mr. Ortenzio is a 25% owner, Director and Chief Executive Officer of Select Capital Corporation, the general partner of Select Healthcare Investors I, L.P. Mr. Ortenzio disclaims beneficial ownership of any shares held by Select Healthcare Investors I, L.P. that exceed his pecuniary interest therein.

(5)     Mr. Ortenzio is the managing partner and 25% owner of Select Investments
        I. Mr. Ortenzio disclaims beneficial ownership of any shares held by Select Investments I that exceed his pecuniary interest therein.

(6) Mr. Ortenzio is the general partner and 70% owner of Select Investments III, L.P. Mr. Ortenzio disclaims beneficial ownership of any shares held by Select Investments III, L.P. that exceed his pecuniary interest therein.